Exhibit 10.2

Norfolk Southern Corporation        Alan H. Shaw
650 West Peachtree Street NW             President & CEO
Atlanta, GA 30308
Telephone (470) 463-4840

March 18, 2024

John Orr
2631 Sutton Cir
Naperville, IL 60564

Dear John:

We are pleased to have you join the Norfolk Southern team. Subject to approval by the Norfolk Southern Corporation (NS) Board of Directors (which approval I have no reason to believe will not be promptly provided), I am pleased to formally extend to you the offer of the position of Executive Vice President & Chief Operating Officer, reporting only to the CEO. Your expertise and experience will enable you to make a valuable contribution to our team, and I am confident that you will find the opportunity rewarding and challenging.

This Offer Letter confirms the key terms of our offer of employment.
Signing Bonus and Inducement Equity Award

If, on or before April 1, 2024, you begin active employment and have successfully completed the I-9 process:

•You will receive a signing bonus of $825,000 in a lump sum in cash, within thirty days following your commencement of active employment at NS.

•You will be awarded signing equity grants under the NS Long-Term Incentive Plan (LTIP) comprised of Restricted Stock Units (RSUs) with a target value of $6,000,000. Your signing award of RSUs will earn out in three installments on the 1st year anniversary of the grant date in 2025, the 2nd year anniversary of the grant date in 2026 and the 3rd year anniversary of the grant date in 2027.

•You will be awarded an equity grant under the NS Long-Term Incentive Plan (LTIP) with a target value of no less than $2,700,000 on an award date (as defined in LTIP) comprised of:

•50% Performance Share Units (PSUs) based on specified corporate performance goals for the three-year period from 2024-2026,
•25% RSUs which, because it will be an off-cycle award, will vest 25% on the first anniversary of the grant date, and 25% on each of the following three regular January vesting dates under the LTIP, and
•25% Non-Qualified Stock Options (NQSOs) that will expire on the 10-year anniversary of the grant date and will vest and become exercisable 25% on the first anniversary of the grant date, and 25% on each of the following three regular January vesting dates under the LTIP.

March 18, 2024

Operating Subsidiary: Norfolk Southern Railway Company

•The RSU, PSU, and NQSO awards described above will be awarded on an award date (as defined in LTIP) within seven days following your commencement of active employment or, if this seven-day period is within a closed trading window for Norfolk Southern stock, in the first seven days of the first open trading window following your commencement of active employment.

These equity awards will be made under the terms set forth in the LTIP Form of Off-Cycle Award Agreements and evidenced by agreements between you and NS. In accordance with our usual practice, you will be required to execute a non-compete agreement to receive these awards. However, (i) a waiver from any non-compete agreement may not be unreasonably withheld, (ii) the non-compete agreement will not be effective in the event that you are terminated without Cause or you resign with Good Reason (both capitalized terms as defined below) from the Company within one year of the date of this Agreement, (iii) in the event of a change in control of the Company, the non-compete agreement will immediately terminate, and (iv) the duration of the non-compete will not exceed one year.

Benefits

•In addition to the financial compensation detailed above, you will be eligible for a full range of employee benefits including medical, dental and life insurance. You will be eligible for coverage on Day 1 of employment. Information on the NS Health and Wellness Benefits Plan and enrollment will be separately provided to you.

•You will be eligible for five weeks of vacation in 2024 and each year thereafter.

•The position requires you to be based in Atlanta. You will be eligible to participate in the NS Relocation Program for Experienced New Hire Employees, including home purchase expenses (e.g. closing costs), household goods moving expenses, and final moving expenses. We will extend the time frame to complete the relocation to two years after the effective date of your hire. The terms and conditions of the relocation program will be separately provided to you.

At-Will Employment

•It is understood that you remain an at-will employee, and this Offer Letter is not intended to create a contract for, or right to, employment for any term whatsoever. NS specifically reserves the right to discontinue your employment at any time and for any reason.

•Although your employment will be “at will,” if your employment with NS is terminated by NS for any reason other than for Cause or if you terminate your employment for Good Reason (as such capitalized terms are defined in this Section below) at any time, then you will have no repayment obligation of the signing bonus and you will receive the following benefits in lieu of benefits provided under the Norfolk Southern Executive Severance Plan (“ESP”) unless the ESP benefits are greater:

•all compensation due to you as of your termination date, including any applicable annual incentive awards, which awards would be pro-rated based on actual employment during the year of termination (payable prior to March 1 of the year following termination):
•additional compensation in a lump sum payment equal to 2.0 times the sum of:
an amount equal to your then current annual Base Pay; and
an amount equal to your target annual incentive.
March 18, 2024

Operating Subsidiary: Norfolk Southern Railway Company

•a waiver of the LTIP provision for termination of awards such that your outstanding LTIP awards will be treated as if you had retired, which, for clarity and the avoidance of doubt, means that you will maintain continued vesting of all unvested shares of LTIP (including RSUs, PSUs and options) previously granted as of your termination date without any forfeiture of any LTIP awards. If your employment is terminated by death or disability, vesting will occur in accordance with the terms of the award. This economic protection is conditioned upon and subject to your execution of a full general release provided by the Company in customary form, releasing all claims, known or unknown, that you may have against the NS arising out of or any way related to your employment or termination of employment with the NS.

•If you voluntarily resign from employment with NS without Good Reason within the first two years of employment, you will repay $500,000 of the signing bonus.

Compensation

•Your annual starting salary will be $750,000, and you will be paid bi-weekly. Your tentative start date will be March 20, 2024, and your work location will be in Atlanta, Georgia. You will be permitted to transition to the Atlanta, Georgia area, and you will be permitted to work remotely from time to time until you fully transition your permanent residence to the Atlanta Georgia area.

•You will be eligible to participate in the NS Executive Management Incentive Program (EMIP) in accordance with the terms of the EMIP then in effect. The Annual Incentive opportunity will be 150% of your annualized base salary in cash. The award payout will be determined based upon overall corporate performance against annually defined measures. EMIP awards are payable in cash.

•You will be eligible to participate in the LTIP accordance with the terms of the LTIP then in effect, as modified by this Offer Letter. The LTIP provides for equity grants to senior NS leaders and is focused on delivering long-term shareholder value. LTIP awards are made annually by the Human Capital Management and Compensation Committee of the NS Board and may be comprised of:

•PSUs that earn out and convert to shares of NS common stock based on the achievement of specified corporate performance goals for a three-year period,
•RSUs that vest and convert to shares of NS common stock based on continued service. Your initial award of RSUs will vest 25% on the first anniversary of the grant date, and 25% on each of the following three regular January vesting dates.
•Nonqualified Stock Options (NQSOs) that generally expire ten years from the grant date and entitle you to buy NS common stock at a fixed price. Your initial award of NQSOs will vest and become exercisable 25% on the first anniversary of the grant date, and 25% on each of the following three regular January vesting dates.
•LTIP awards are normally granted in January. In 2025, you will be eligible to receive a long-term incentive award under the LTIP. If your 2025 award is approved at the same level as your 2024 award, it would have a value of $2,700,000 and be comprised of 50% PSUs, 25% RSUs and 25% NQSOs.

March 18, 2024

Operating Subsidiary: Norfolk Southern Railway Company

•You will be eligible for participation in the NS Executives' Deferred Compensation Plan. This plan allows deferral of up to 50% of your salary as well as between 10% and 100% of your annual EMIP bonus in accordance with the limitations set forth in the terms and conditions of the plan.

•You will be eligible for participation in the NS Thrift and Investment Plan (a 401(k)-retirement savings plan), subject to terms and conditions thereof then in effect. As presently structured, the program provides NS matching contributions of 100% of the first 1% you contribute plus 50% of additional contributions up to 6%. So, if you contribute 6%, NS will contribute 3.5%.

•You will be eligible for the NS Retirement Plan (a defined benefit program), subject to the terms and conditions thereof then in effect.

•For purposes of this Offer Letter, "Cause" will mean your (a) indictment, conviction or plea of nolo contendere to any felony, (b) theft, fraud or embezzlement resulting in gain or personal enrichment to you, and (c) failure or refusal to substantially perform your duties for NS, provided, however that with respect to clause (c) hereof, you will be provided with written notice of any such failure or refusal and a period of not less than 30 days in which to cure such action (or inaction) before the determination of Cause is made by the Company under this clause (c). In addition, for purposes of this Offer Letter, “Good Reason” will mean (i) the material breach of the terms of this Agreement by the Company, (ii) the material diminution of your duties and responsibilities as COO of the Company contemplated by this Offer Letter, (c) your being required to report to anyone other than the CEO (including a co-reporting or a “dotted line” reporting), or (d) your being required to relocate to an area that is more than 35 miles away from Atlanta, Georgia. In any such case, you must provide the Company with written notice of the occurrence of the “Good Reason” event within 90 days of the occurrence of circumstances giving rise to such claim, and you must allow the Company to have a reasonable opportunity to cure but, in any event, not less than 30 days.

Subject to Board and Compensation Committee Approval

This offer is contingent upon Board and Human Capital Management & Compensation Committee approval and upon your successful completion of a background examination. You will be contacted as to the procedures to follow to facilitate these examinations shortly. In addition, you will receive an email requesting additional information including criminal and driving history which you must complete.

I look forward to working with you and expect you will find your partnership with NS to be a rewarding and exciting experience. If you have any questions, please feel free to contact me.

                            Sincerely,

                             /s/ Alan H. Shaw
Alan H. Shaw
                            President and CEO
Accepted and Acknowledged by:

/s/ John Orr

___________________________
Operating Subsidiary: Norfolk Southern Railway Company